Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement, dated as of November 19, 2009 (“Agreement”), is by and between Parametric Technology Corporation, a Massachusetts corporation having its principal business address at 140 Kendrick Street, Needham, Massachusetts 02494 (“PTC”), and Michael E. Porter, having a business address at Harvard Business School, Soldier’s Field Road, Ludcke House, Boston, MA 02163 (“Consultant”).

ARTICLE 1

SERVICES TO BE PERFORMED BY CONSULTANT

1.1 Services. Consultant is engaged to provide the following consulting services (the “Services”) to PTC:

(a) Strategic Consulting Services. Consultant shall engage in not fewer than four strategic consulting sessions with PTC executives per year (and at least one per quarter), which sessions shall include review of such documents as may be provided to Consultant by the executive(s) and discussion of the strategic issues desired to be addressed by such executive(s). Consultant shall provide his perspective and advice with respect to corporate strategy, market positioning and marketing for PTC and its products and services and assist PTC in developing approaches and materials to support the same, including the preparation of “white papers” and strategy statements. Such sessions shall be held at such times as may be mutually agreed between the Consultant and the executive(s).

(b) Speaking and Management Seminar Events. Consultant will speak at, participate in, and assist in the development of management seminars sponsored by PTC as mutually agreed from time to time.

1.2 Oversight. PTC and Consultant will mutually determine the methods and means Consultant will use to perform the services to be carried out for PTC.

ARTICLE 2

COMPENSATION AND EXPENSES

2.1 Compensation; Expenses.

(a) Strategic Consulting Services. For the strategic consulting Services described in Section 1.1(a) above, PTC shall issue to Consultant a one-time grant of PTC’s common stock, $.01 par value per share, as an award of restricted stock under PTC’s 2000 Equity Incentive Plan in an amount equal to approximately $200,000 on date of grant (based on the closing price of PTC’s common stock on such date, the “Shares”), the restrictions on half of which Shares shall lapse on the one year anniversary of the grant date and the restrictions on the remaining half of which Shares shall lapse on the two year anniversary of the grant date or as otherwise set forth in the form of Restricted Stock Agreement attached hereto as Appendix A.

(b) Executive Management Seminars and Events.

(i) Events other than PTC Corporate Visitor Center Events. For each event in which the Consultant participates from time to time after the date of this Agreement other than those contemplated by Section 2.1(b)(ii) below, PTC shall pay Consultant a fee of $30,000.

For each event in which the Consultant participates on behalf of PTC in connection with a trip or an event previously established by the Consultant (a “Consultant Planned Event”), PTC shall pay all reasonable, incremental out-of-pocket expenses incurred by the Consultant in connection with such PTC event, such expenses to be only the expenses associated with the PTC event incremental to those of the Consultant Planned Event.

For each PTC-initiated event in which the Consultant participates on behalf of PTC (other than a Consultant Planned Event), PTC shall pay all reasonable, out-of-pocket expenses incurred by the Consultant in connection with such PTC event.

Consultant shall be reimbursed for expenses incurred by Consultant in connection with this Agreement only as provided in this Section 2.1(b)(i). All requests for reimbursement shall be in writing and accompanied by such written documentation as may be reasonably requested by PTC to support the amount and validity of such expense.

(ii) PTC Corporate Visitor Center Events. For each event in which the Consultant participates from time to time after the date of this Agreement at PTC’s Boston-area Corporate Visitor Center, PTC shall pay Consultant a fee of $15,000.

2.2 Compensation Limit. In no event shall the aggregate amount of fees to be paid to Consultant under Section 2.1(b) of this Agreement, exclusive of any expense reimbursements, exceed $200,000.

2.3 Taxes; No Withholding. Consultant shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by PTC to Consultant hereunder.

2.4 No Warranty. PTC makes no representation, warranty or covenant with respect to the performance of PTC’s common stock or the Shares. Consultant understands, acknowledges and agrees that the Shares, which constitute the only compensation payable hereunder for strategic consulting Services as described in Section 1.1(a), may not increase in value, may decrease in value and may be worth less than $200,000 on the date the restrictions on the Shares lapse.

ARTICLE 3

INDEPENDENT CONTRACTOR STATUS

It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of PTC. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between PTC and either Consultant or any employee or agent of Consultant. Consultant shall retain the right to perform work for others during the terms of this Agreement, provided such work does not otherwise violate the provisions of Article 4 of this Agreement. PTC shall retain the right to cause work of the same or a different kind to be performed by its own personnel or other contractors during the term of this Agreement.

ARTICLE 4

CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS

4.1 Confidentiality. Consultant shall maintain in strict confidence, and shall use and disclose only as authorized by PTC, all information of a competitively sensitive or proprietary nature that he receives in connection with the work performed for PTC hereunder. Consultant agrees that, by its nature, the services to be performed hereunder, and any information gathered or compiled in connection therewith, is of a competitively sensitive nature which must be maintained in the strictest of confidence. These restrictions shall not be construed to apply to (1) information generally available to the public; (2) information released by PTC generally without restriction; (3) information independently developed or acquired by Consultant without reliance in any way on other protected information of PTC; or (4) information approved in advance in writing for the use and disclosure of Consultant without restriction. Notwithstanding the foregoing restrictions, Consultant may use and disclose any information (a) to the extent required by an order of any court or other governmental authority or (b) as necessary for him to protect his interest in this Agreement, but in each case only after PTC has been so notified in advance in writing and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

4.2 Ownership of Work Product. Consultant hereby assigns to the Company, for no additional consideration, all Consultant’s rights, including copyrights, in all deliverables and other works prepared by Consultant under this Agreement. Consultant shall, and shall cause his agents to, promptly sign and deliver any documents and take any actions that the Company reasonably requests to establish and perfect the rights assigned to the Company under this Section 4.2.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. This Agreement will remain in full force and effect until the earlier of (a) November 19, 2011 or (b) the date the Agreement is terminated in accordance with the provisions of Section 5.2 hereof.

5.2 Termination of Agreement.

(a) By Consultant. Consultant may terminate this Agreement at any time upon thirty (30) days’ advance written notice to PTC.

(b) By PTC without Cause. PTC may terminate this Agreement without Cause (as defined in Section 5.2(c) below) effective immediately at any time upon written notice to Consultant.

(c) By PTC for Cause. PTC may terminate this Agreement for Cause (as defined below), effective immediately upon written notice to Consultant that, in the good faith judgment of the Board, (1) an event constituting Cause has occurred, and (2) either Consultant had a reasonable opportunity to take remedial action but failed or refused to do so, or an opportunity to take remedial action would not have been meaningful or appropriate under the circumstances. “Cause” means (i) Consultant shall have willfully committed an act of dishonesty or breach of trust, or willfully acted in a manner which is inimical or injurious to the business or interest of PTC, (ii) Consultant shall have willfully violated or breached any of the provisions of this Agreement and such violation or breach resulted in demonstrable injury to PTC and was not remedied within thirty (30) days of receipt of written notice of such violation or breach, if remediable, (iii) Consultant’s act or omission to act has resulted in or was intended to result in gain to or personal enrichment of Consultant at PTC’s expense, or (iv) Consultant shall have been convicted of a felony or any crime involving larceny, embezzlement or moral turpitude.

5.3 Effect of Termination.

(a) Services. Upon termination of this Agreement, Consultant shall be relieved of performing the Services set forth in Section 1.1, except for such seminars under Section 1.1(b) as have been scheduled prior to the termination date.

(b) Shares. If this Agreement is terminated by Consultant pursuant to Section 5.2(a) or by PTC pursuant to Section 5.2(c), all Shares upon which the restrictions have not yet lapsed by the date of such termination shall be forfeited and returned to PTC in accordance with the terms of the Restricted Stock Agreement. If this Agreement is terminated by PTC pursuant to Section 5.2(b), the restrictions on the Shares shall automatically lapse in accordance with the terms of the Restricted Stock Agreement.

5.4 Survival. In the event of any termination of this Agreement, Articles 4 and 6 hereof shall survive and continue in effect.

ARTICLE 6

GENERAL PROVISIONS

6.1 Notices. Any notices to be given hereunder by either party to the other shall be delivered to the address set forth in the introductory paragraph of this Agreement (and in the case of notice to the Company, shall be addressed to the General Counsel) and may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two days after mailing.

6.2 Entire Agreement of the Parties; Supersedes All Prior Agreements. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for PTC and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever.

6.3 Partial Invalidity. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

6.4 Parties in Interest. This Agreement is enforceable only by Consultant and PTC. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to Consultant, or any beneficiary of Consultant, and neither Consultant, nor any such beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6.6 Successors. This Agreement shall inure to the benefit of, and be binding upon, Consultant and PTC, and their permitted successors and assigns. This Agreement, and the rights and obligations hereunder, may not be assigned, nor may the duties be delegated, by Consultant. PTC may assign this Agreement, and the rights and obligations hereunder, and may delegate the duties, to any entity that controls, is controlled by, or is under common control with PTC, or to any purchaser or other transferee of all or substantially all of PTC’s assets or business.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT	PARAMETRIC TECHNOLOGY CORPORATION

/s/ Michael E. Porter	By:	/s/ Barry Cohen
Michael E. Porter	Name:	Barry Cohen
	Title:	Executive Vice President, Strategic Services & Partners

Appendix A

PARAMETRIC TECHNOLOGY CORPORATION

2000 Equity Incentive Plan

Restricted Stock Agreement

Grantee: Michael E. Porter	Date: November 19, 2009

Number of Shares of Restricted Stock: 12,995

AGREEMENT dated as of the date set forth above between Parametric Technology Corporation, a Massachusetts corporation (the “Company”), and the undersigned (the “Grantee”), pursuant to the Company’s 2000 Equity Incentive Plan (the “Plan”), receipt of a copy of which is hereby acknowledged by the Grantee. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan.

WHEREAS the Grantee is a consultant to the Company under a Consulting Agreement dated as of November 19, 2009 by and between Grantee and the Company (the “Consulting Agreement”) under which the Company has agreed to provide compensation in the form of shares of common stock of the Company to the Grantee for the performance of certain services under such Consulting Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto mutually covenant and agree as follows:

1. Grant of Restricted Stock. Pursuant to the Plan and subject to the restrictions and the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference, and in this Agreement, the Company grants to the Grantee and the Grantee accepts the number of shares of Common Stock, $0.01 par value, of the Company set forth above (the “Restricted Stock”). The term “Restricted Stock” shall include any additional shares of stock of the Company issued on account of the foregoing shares by reason of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like).

2. Restrictions on Stock.

(a) Until the termination of restrictions as provided in Section 3 hereof, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in this Agreement.

(b) No rights or interests of the Grantee under this Agreement or under the Plan may be assigned, encumbered or transferred other than (i) to the extent permitted and in accordance with such procedures adopted by the Committee from time to time and (ii) by will or the laws of descent and distribution. The naming of a Designated Beneficiary does not constitute a transfer.

(c) If the Consulting Agreement is terminated by the Grantee pursuant to Section 5.2(a) thereof or by the Company pursuant to Section 5.2(c) thereof or if the Grantee dies or becomes disabled and is unable to perform the services under the Consulting Agreement, all shares of Restricted Stock that remain subject to the restrictions imposed under this Section 2 shall be forfeited and returned to the Company upon such event unless the Board or the Committee in its discretion shall otherwise determine.

3. Termination of Restrictions. The restrictions on 6,498 the shares of the Restricted Stock shall lapse on November 19, 2010 and the restrictions on the remaining 6,497 shares shall lapse on November 19, 2011. Notwithstanding the foregoing, if the Consulting Agreement is terminated by the Company pursuant to Section 5.2(b) of the Consulting Agreement, the restrictions on all shares of the Restricted Stock shall lapse as of the date of such termination.

4. Rights as Stockholder. Except for the restrictions and other limitations and conditions provided in this Agreement, the Grantee as owner of the Restricted Stock shall have all the rights of a stockholder, including the right to vote such Restricted Stock, provided, however, that no dividends shall be paid on or accrued with respect to such Restricted Stock.

5. Stock Certificates. Each certificate issued for shares of Restricted Stock shall be registered in the name of the Grantee and deposited by the Grantee, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in a Plan and an Agreement between the registered owner and Parametric Technology Corporation. A copy of such Plan and Agreement will be furnished to the holder of this certificate upon written request and without charge.”

Upon the termination of the restrictions imposed under this Agreement as to any shares of Restricted Stock, the Company shall deliver to the Grantee (or to such Grantee’s legal representative, beneficiary or heir) certificates, without a restrictive legend, for the shares of Common Stock deposited with it pursuant to this Section 5 as to which the restrictions have terminated.

6. Tax Withholding. The Grantee shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the Restricted Stock no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Grantee. In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the Restricted Stock may be paid in whole or in part in shares of Common Stock valued at their Fair Market Value on the date of delivery.

7. Securities and Other Laws. It shall be a condition to the Grantee’s right to receive the shares of Restricted Stock hereunder that the Company may, in its discretion, require (a) that the shares of Restricted Stock shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933, as amended (the “Act”), with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed issuance and delivery of the shares to the Grantee shall be exempt from registration under the Act and the Grantee shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the

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Grantee, or both. The certificates representing the shares of Restricted Stock may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

8. Adjustment in Provisions. In the event that there are any changes in the outstanding Common Stock of the Company by reason of stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other such transaction affecting the Company’s Common Stock, the divisions of shares of Restricted Stock into parts, the provisions for termination of restrictions on parts of Restricted Stock, and any other relevant portions of this Agreement shall be appropriately adjusted by the Committee, if necessary, to reflect equitably such change or changes.

9. Change in Control. In order to preserve Grantee’s rights under this Agreement in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may at any time take one or more of the following actions: (i) provide for the acceleration of any time period relating to the termination of restrictions set forth in Section 2 hereof, (ii) provide for payment to Grantee of cash or other property with a Fair Market Value equal to the amount that would have been received upon the termination of restrictions set forth in Section 2 hereof had such restrictions terminated upon the change in control, provided such amount would not otherwise have been received by Grantee because of the restrictions set forth in Section 2, (iii) adjust the terms of this Agreement in a manner determined by the Committee to reflect the change in control, (iv) cause the Agreement to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Grantee and in the best interests of the Company.

10. Notice of Election Under Section 83(b). If the Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, Grantee will provide a copy thereof to the Company within thirty days of the filing of such election with the Internal Revenue Service.

11. Amendments. The Committee may amend, modify or terminate this Agreement, including substituting therefor another Award of the same or a different type, provided that Grantee’s consent to such action shall be required, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect Grantee.

12. Consultancy. The Grantee shall not be deemed to have any rights to continued service as a consultant of the Company by virtue of the grant of Restricted Stock. Neither the adoption, maintenance, nor operation of the Plan nor this Agreement shall confer upon the Grantee any right with respect to the continuance of his consultancy with respect to the Company.

13. Decisions by Committee. Any dispute or disagreement that shall arise under, or as a result of, or pursuant to this Agreement shall be resolved by the Committee in its absolute and sole discretion, and any such resolution or any other determination by the Committee under, or pursuant to, this Agreement and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding, and conclusive on all persons affected thereby.

14. Notices. Any notice that either party hereto shall be required or permitted to give to the other shall be in writing and may be delivered personally, by facsimile or by mail, postage prepaid, addressed as follows: to the Company at 140 Kendrick Street, Needham, Massachusetts 02494, Attention: General Counsel, or at such other address as the Company by notice to the Grantee may designate in writing from time to time, and to the Grantee at his address stated in the Consulting Agreement or at such other address

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as the Grantee, by notice to the General Counsel of the Company, may designate in writing from time to time.

15. Copies of the Plan. Copies of the Plan may be obtained by Grantee upon written request without charge from the General Counsel of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his or her hand, all as of the day and year first above written.

PARAMETRIC TECHNOLOGY CORPORATION

By:
Name:
Title:

GRANTEE

Michael E. Porter

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